RESTRICTED UNIT AWARD AGREEMENT (JACKSON)

THIS RESTRICTED UNIT AWARD AGREEMENT (the “Agreement”) is made as of April ___, 2012, by and between LTN Acquisition, LLC, a Delaware limited liability company (the “Company”), and Debra R. Jackson (the “Recipient”):

WHEREAS, the Recipient is employed by B G Staff Services Inc., a second-tier, wholly-owned subsidiary of the Company (the “Employer”); and

WHEREAS, the Company believes it to be in the best interests of the Company and its members for certain individuals to obtain or increase their equity ownership in the Company in order that they will thus have a greater incentive to work for and manage the affairs of the Company and/or its subsidiaries; and to that end the Company has adopted the LTN Acquisition, LLC Ownership Incentive Plan (the “Plan”).

NOW, THEREFORE, in consideration of the premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.         Defined Terms. For purposes of this Agreement, the following terms shall be defined as follows:

(a)          “Agreement” as defined in the introductory paragraph hereof.

(b)          “Cause” shall have the meaning provided in the Employment Agreement by and between the Recipient and Employer.

(c)          “Change of Control” shall have the meaning provided in the Employment Agreement by and between the Recipient and Employer.

(d)          “Closing” as defined in Section 3.

(e)          “Company” as defined in the introductory paragraph hereof.

(f)          “Employer” as defined in the first recital paragraph hereof.

(g)          “LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of October 17, 2007, as amended from time to time.

(h)          “Plan” as defined in the second recital paragraph hereof.

(i)          “Recipient” as defined in the introductory paragraph hereof.

(j)          “Restricted Units” as defined in Sections 2 and 6.

(k)          “Restrictions” as defined in Section 5.

Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the LLC Agreement.

2.         Award of Units. The Company hereby grants to Recipient a total of 423,580 Class B Unites (the “Restricted Units”), subject to the terms and conditions detailed below, and the provisions of the Plan and the LLC Agreement.

3.         Closing. The issuance of the Restricted Units (the “Closing”) shall occur simultaneously with and be conditioned upon the execution of this Agreement, and if the Recipient is not already a party to the LLC Agreement, the execution and delivery to the Company of a Joinder Agreement. If applicable, within 30 days of the date hereof, if the Recipient is a U.S. taxpayer, Recipient shall make an effective election under Section 83(b) of the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (an “83(b) Election”). Recipient shall promptly deliver a copy of such Section 83(b) Election to the Company.

4.         Vesting.

(a)          25% of the Restricted Units shall vest on the date hereof, and the remaining Restricted Units shall vest at a rate of 25% per year on each of the first three anniversaries of the date hereof; provided, that all of the Restricted Units shall be deemed to have vested and shall vest upon a Change of Control.

(b)          All Restricted Unites that vest in accordance with Section 4(a) shall be considered Vested Class B Units for purposes of the LLC Agreement and shall remain subject to the Restrictions set forth in Section 5.

5.         Restrictions. In addition to any restrictions set forth in this LLC Agreement or required pursuant to applicable law, the Restricted Units are being awarded to Recipient subject to the transfer and forfeiture conditions set forth in Sections 5(a) and 5(b) (the “Restrictions”).

(a)          Transfer. Other than to a Permitted Transferee in accordance with the LLC Agreement, Recipient may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, alienate, attach, sell, assign, pledge, encumber, charge or otherwise Transfer any of the Restricted Units without the prior written consent of the Company.

(b)          Forfeiture. If Recipient’s employment with the Employer shall terminate for any reason whatsoever, all unvested Restricted Units shall be deemed to have been forfeited. Additionally, if Recipient’s employment with the Employer is terminated by the Employer for Cause, all vested Restricted Units shall be deemed to have been forfeited.

6.         Adjustments. The term “Restricted Units” shall include any units or other securities, if any, that Recipient receives or becomes entitled to receive as a result of Recipient’s ownership of the original Restricted Units by reason of any distribution or split of units, recapitalization, reorganization, merger, consolidation, conversion, split-up, combination or exchange of units, or any similar change affecting such units or other securities.

7.         Restrictive Legend. If the Board of Managers determines that the Class B Units shall be represented by certificates, any certificates representing the Restricted Units shall be registered in the Recipient’s name and shall be inscribed with a legend evidencing the Restrictions in addition to any other legend which is required to be included by the LLC Agreement or by applicable law.

8.         Withholding Taxes. The grant of the Restricted Units and the lapse of Restrictions thereon, shall be conditioned further on any applicable withholding taxes having been collected by lump sum payroll deduction or direct payment by the Recipient to the Employer, provided, however, that that the Company agrees that, based on Recipient’s timely and valid filing of an effective 83(b) Election, for federal tax purposes (and any similar provisions of state of local tax laws), it shall not (and shall cause Employer not to) treat the grant of the Restricted Units and the lapse of Restrictions as a taxable event and the Company and Recipient will comply with the requirements of Revenue Procedure 93-27, 1993-2 CB 343 and 2001-43, 2001-2 CB 191.

9.         Unitholder Rights.

(a)          Upon the Closing, Recipient shall have (i) all of the rights and status as a holder of unvested Restricted Class B Units with respect to the unvested Restricted Class B Units and (ii) all of the rights and status as a holder of Vested Class B Units with respect to Vested Class B Units, in each case as such rights and status are provided in this Agreement and the LLC Agreement.

(b)          The granting of the Restricted Units does not confer upon Recipient any right to continue in the employ of the Company of any subsidiary.

IN WITNESS WHEREOF, the parties have caused this Award to be effective as of the day and year first above written.

LTN ACQUISITION, LLC

By:
Name: L. Allen Baker, Jr.
Title: Authorized Person

RECIPIENT

Debra R. Jackson

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